Exhibit 10.1
Severance and Change in Control Agreement
This Severance and Change in Control Agreement, including the Executive Addendum attached hereto (collectively, the “Agreement”), is entered into by and between [________] (the “Executive”) and Alteryx, Inc., a Delaware corporation (the “Company”) with effect [________], 20[__] (the “Effective Date”). [This Agreement supersedes and replaces in its entirety the Severance and Change in Control Agreement, including the Executive Addendum attached thereto, previously entered into by and between Executive and the Company dated [________], 20[___].]
1.Term of Agreement.
This Agreement shall terminate the earlier of (i) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described below or (ii) the date the Company has met all of its obligations under this Agreement following a Qualifying Termination of the Executive’s employment.
2.Severance Benefit.
Any other provision of this Agreement notwithstanding, Executive’s receipt of any payments or benefits under this Section 2 is subject to Executive’s delivery to the Company of a general release (in a form prescribed by the Company and provided to other executives similarly situated) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Executive’s Qualifying Termination (such sixty (60) day period, the “Release Period”). In no event will any payment or benefits under this Agreement be paid or provided until the Release becomes effective and irrevocable.
Payment of the severance payment and health care benefits pursuant Section 2(a)(i) and (ii) and Section 2(b)(i) and (ii), as applicable, shall be made in monthly installments, beginning in the first payroll period following expiration of the Release Period, with any payments that would have occurred during the Release Period, but for the immediately preceding paragraph, payable in a lump sum without interest on the first payment date, and all other amounts payable in accordance with the payment schedule described above.
(a)Other than During a Change in Control Period. If the Executive is subject to a Qualifying Termination other than during a Change in Control Period, the Executive shall be entitled to the following:
(i)Severance Payments.    The Company shall pay the Executive the Severance Multiple (Other than During a Change in Control Period) as defined in the Executive Addendum. To the extent the foregoing amount is payable under Section 2(b), it will not be paid under this Section 2(a).
(ii)Health Care Benefit.    If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (A) the COBRA Continuation Period (Other than During a Change in Control Period) as defined in the Executive Addendum, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA.
(b)During a Change in Control Period. If the Executive is subject to a Qualifying Termination during a Change in Control Period, the Executive shall be entitled to the following:
(i)Severance Payments.     The Company shall pay the Executive an amount equal to the sum of (A) the Severance Multiple (During a Change in Control Period) as defined in the Executive Addendum, provided that, to the extent the foregoing amount is payable under Section 2(a), it will not be paid under this Section 2(b) and (B) one-hundred percent (100%) of the Executive’s annual target bonus opportunity at the rate in effect when the Qualifying Termination occurred or when the Change in Control occurred, whichever is greater.
(ii)Health Care Benefit.    If the Executive elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (1) the COBRA Continuation Period (During a Change in Control Period) as defined in the Executive Addendum, (2) the date when the Executive receives similar coverage with a new employer or (3) the expiration of the Executive’s continuation coverage under COBRA.
(iii)Equity.
(1)Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (defined below), shall accelerate and become vested and exercisable or settleable with respect [100/50]% of the then-unvested shares subject thereto. With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), then the vesting will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement. Subject to Section 2(d), the accelerated vesting described above shall be effective as of the Qualifying Termination; provided, that, if the Qualified Termination during a Change in Control Period occurs prior to the Change in Control, then any unvested portion of the terminated Executive’s Equity Awards will remain outstanding for three (3) months following the Qualifying Termination (provided that in no event will the terminated Executive’s Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of the terminated Executive’s Equity Awards automatically will be forfeited permanently without having vested effective three (3) months following the Executive’s Qualifying Termination.
(2)Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute Executive’s unvested Equity Awards, as provided in Section 21.1 of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), in connection with a Corporate Transaction (as defined in the Plan), or as provided in Section 12 of the Company’s 2013 Stock Plan (the “2013 Plan” and together with the 2017 Plan, the “Plans”) in connection with a Change of Control (as defined in the 2013 Plan) then notwithstanding any other provision in this Agreement, the Plans or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to [100/50]% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Corporate Transaction or Change of Control, as applicable and terminate to the extent not exercised (as applicable) upon the Corporate Transaction or Change of Control, as applicable. With respect to Performance Awards, the vesting for such Performance Awards will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement.
(c)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 2(a)(ii) or Section 2(b)(ii) above, if the Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive a fully taxable cash payment equal to the applicable COBRA premiums (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 2(a)(ii) or Section 2(b)(ii) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Notwithstanding the foregoing, the number of months included in the Special Cash Payment to be paid, in any case, shall be reduced by the number of months of COBRA premiums previously paid by the Company.
(d)Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination),

the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.
3.Covenants.
(a)Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
(b)Non-Solicitation. The Executive agrees that, during his or her employment with the Company and for a one (1) year period thereafter, her or she will not directly or indirectly solicit away employees or consultants of the Company for his or her own benefit or for the benefit of any other person or entity, nor will the Executive encourage or assist others to do so.
(c)Cooperation and Non-Disparagement. The Executive agrees that, during the twelve (12) month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this twelve (12) month period, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.
This Section 3 shall in no manner limit obligations of the Executive under any other agreement between the Company and the Executive in any manner; provided, that, to the extent the terms of this Section 3 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.
4.Definitions.
(a)“Board” means the Company’s Board of Directors.
(b)“Cause” means (i) the Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) the Executive has engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to the Executive or has performed such material duties with gross negligence or has breached any material term or condition of this Agreement, the Executive’s Confidential Information and Invention Assignment Agreement with the Company or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, performance issue, gross negligence or breach is, by its nature, not curable, or (iii) the Executive has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%)  of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(e)“Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.
(f)“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units (“RSUs”) or stock appreciation rights.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)“Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent:
(i)a material reduction in Executive’s base salary as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel;
(ii)a material reduction in the Executive’s duties, responsibilities or authority at the Company;
(iii)a change in the geographic location at which Executive must perform services which results in an increase in the one-way commute of Executive by more than 50 miles; or
(iv)a successor of the Company as set forth in Section 5(a) hereof does not assume this Agreement.
With respect to each of subsection (i), (ii), (iii) and (iv) above, Executive must provide notice to the Company of the condition giving rise to “Good Reason” within ninety (90) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Executive must resign Executive’s employment no later than thirty (30) days following expiration of the Company’s thirty (30) day cure period.
(i)“Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.
(j)“Qualifying Termination” means a Separation resulting from (i) a termination by the Company of the Executive’s employment for any reason other than Cause, or (ii) a voluntarily resignation by the Executive of his or her employment for Good Reason. Termination due to Executive’s death or Executive’s disability will not constitute a Qualifying Termination.
(k)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
5.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.

7.Miscellaneous Provisions.
(a)Section 409A. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a Separation, then (i) the severance benefits under Section 2, to the extent subject to Code Section 409A, will commence during the seventh month after the Executive’s Separation and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. Any termination of Executive’s employment is intended to constitute a Separation from Service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(b)Other Severance Arrangements. Except as otherwise specified herein, this Agreement represents the entire agreement between you and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Orange County, CA, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Amendment; Waiver. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. No provision of this Agreement shall be modified, waived, superseded or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the

Company (other than the Executive) and, to the extent it supersedes this Agreement, that this Agreement is referred to by date. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Severance and Change in Control Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ALTERYX, INC.
________________________________	________________________________
[Name]	By:
Title:

[Signature Page to the Severance and Change in Control Agreement]

Executive Addendum to the
Severance and Change in Control Agreement
This Executive Addendum incorporates and is governed by the Severance and Change in Control Agreement by and between [__________] (the “Executive”) and Alteryx, Inc., a Delaware corporation (the “Company”). Collectively, these documents are referred to as the “Agreement”.
Qualifying Termination Other than During a Change in Control Period
Severance Multiple (Other than During a Change in Control Period)
As used in Section 2(a)(i) of the Agreement, the “Severance Multiple (Other than During a Change in Control Period)” shall mean: ______ months of the Executive’s base salary at the rate in effect when the Qualifying Termination occurred. [For CEO: 12 months; For CEO direct reports that are founders: 12 months; For other CEO direct reports: 9 months; For additional persons approved by the Committee: 3 months]
COBRA Continuation Period (Other than During a Change in Control Period)
As used in Section 2(a)(ii) of the Agreement, the “COBRA Continuation Period (Other than During a Change in Control Period)” shall mean: _______ months. [For CEO: 12 months; For CEO direct reports that are founders: 12 months; For other CEO direct reports: 9 months; For additional persons approved by the Committee: 3 months]
Qualifying Termination During a Change in Control Period
Severance Multiple (During a Change in Control Period)
As used in Section 2(b)(i) of the Agreement, the “Severance Multiple (During a Change in Control Period)” shall mean: ______ months of the Executive’s base salary at the rate in effect when the Qualifying Termination occurred or when the Change in Control occurred, whichever is greater. [For CEO: 18 months; For all CEO direct reports: 12 months; For additional persons approved by the Committee: 6 months]
COBRA Continuation Period (During a Change in Control Period)
As used in Section 2(b)(ii) of the Agreement, the “COBRA Continuation Period (During a Change in Control Period)” shall mean: _______ months. [For CEO: 18 months; For all CEO direct reports: 12 months; For additional persons approved by the Committee: 6 months]

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Executive Addendum to the Severance and Change in Control Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ALTERYX, INC.
________________________________	________________________________
[Name]	By:
Title:

[Signature Page to the Executive Addendum to the
Severance and Change in Control Agreement]